EXHIBIT 99.1

Two River Bancorp Reports First Quarter 2014 Results

  Income to common shareholders increases 34.6% year-over-year
  Net interest margin remains strong at 3.83% for the quarter
  Quarterly cash dividend increase to common shareholders
  Share repurchase program extended

TINTON FALLS, N.J., April 22, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today reported income available to common shareholders of $1.4 million, or $0.17 per diluted share, for the first quarter of 2014, compared to $1.1 million, or $0.13 per diluted share, for the same period in 2013, an increase of $365,000, or 34.6%. Our first quarter 2014 results were positively affected by an increase in net interest income primarily due to higher average loan and core deposit growth as well as a decrease in non-interest expenses due primarily to lower OREO and repossessed asset expenses. These improvements were partially offset by a higher provision for loan losses and lower non-interest income.

Total assets as of March 31, 2014 were $764.9 million, compared with $769.7 million at December 31, 2013. Total loans at March 31, 2014 were $592.3 million, compared with $602.8 million at December 31, 2013, while total deposits at March 31, 2014 were $627.9 million, compared to $633.4 million at December 31, 2013.

William D. Moss, President and Chief Executive Officer, stated, "We are pleased with the Company's performance for the quarter, notably income to common shareholders, along with a continued strong net interest margin. Our loan portfolio experienced a 1.7% decline during the quarter due to several large unanticipated payoffs, delayed closings and natural runoff in the portfolio. Our loan pipeline remains strong and we expect to see a return to our normal growth pattern as the year continues."

Mr. Moss further noted, "As previously announced, we are pleased that our Board approved both the 50% increase in the Company's quarterly cash dividend to our common shareholders as well as an extension of our share repurchase program. We feel that the combined cash dividend and repurchase program are effective ways to deliver continued value to our shareholders." At March 31, 2014, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Company's Tier 1 capital to average assets ratio was 10.58%, its Tier 1 capital to risk-weighted assets ratio was 11.88% and its total capital to risk-weighted assets ratio was 13.03%.

Results for the quarter ended March 31, 2014 include:

  a loan loss provision of $283,000 recorded during the first quarter, which was an increase of $83,000 from the fourth quarter 2013 provision and an increase of $103,000 from the first quarter 2013 provision. During the quarter ended March 31, 2014, $649,000 in charge-offs and write-downs were taken against the allowance for loan losses in connection with three credits, which had been previously fully reserved, partially offset by $61,000 in recoveries;
  a $160,000 gain on SBA loan sales; and
  a $155,000 net gain on the sale of OREO properties and repossessed assets.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2014 totaled $6.6 million, an increase of $111,000, or 1.7%, from the same period in 2013. Average interest-earning assets for the first quarter 2014 were $700.4 million, an increase of $21.8 million, or 3.2%, from the same period in 2013, primarily due to an increase in quarterly average loans. Our quarterly yield on interest-earning assets declined by 17 basis points from the same period in 2013, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 14 basis points from the same period last year due to a combination of both lower deposit costs and higher average balances in lower cost core checking deposits, which increased $27.0 million, or 13.3%, to $230.8 million.

The Company reported a net interest margin of 3.83% for the quarter ended March 31, 2014, representing an increase of 4 basis points when compared to the 3.79% net interest margin reported in the fourth quarter of 2013 and a decrease of 5 basis points when compared to the 3.88% reported for the same three month period in 2013. The increase for the three months ended March 31, 2014 was due primarily to a lower average cash liquidity position resulting from a decline in average deposits.

Non-Interest Income

Non-interest income for the quarter ended March 31, 2014 totaled $771,000, a decrease of $50,000, or 6.1%, compared to the same period in 2013. The decrease was primarily due to no net gains from securities sales in the first quarter of 2014 as compared to $153,000 during the same period in 2013, a $28,000 decrease in residential loan origination fees due to lower origination volume and a $13,000 decrease in ATM and debit card fees. These decreases were partially offset by an increase of $75,000 in SBA loan sales, a $43,000 increase in service fees on deposit accounts, an $18,000 increase in other loan fees primarily due to an increase in loan prepayment fees and a $10,000 increase in bank-owned life insurance.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2014 totaled $4.8 million, a decrease of $512,000, or 9.7%, compared to the same period in 2013. The decrease was due primarily to a $550,000 net decrease in OREO and repossessed asset expenses, impairments and sales and loan workout expenses. During the first quarter of 2014, OREO and repossessed assets totaling $614,000 were sold for a net gain of $155,000 while in the first quarter of 2013, $362,000 of writedowns were taken on two OREO properties. Additionally, occupancy expenses were lower by $70,000 primarily resulting from expense savings relating to the closure of two branches in June 2013, a decrease of $57,000 in data processing fees and a $14,000 decrease in outside service fees. These decreases were partially offset by an increase of $133,000 in salary and benefit expenses due primarily to annual merit increases and an increase of $51,000 in audit and professional fees.

Balance Sheet Activity

As previously noted, total assets as of March 31, 2014 were $764.9 million, a decrease of 0.6%, compared to $769.7 million as of December 31, 2013. Total loans as of March 31, 2014 were $592.3 million, a decrease of 1.7%, compared to $602.8 million reported at December 31, 2013. Total deposits as of March 31, 2014 were $627.9 million, a decrease of 0.9%, compared with $633.4 million as of December 31, 2013. Core checking deposits at March 31, 2014 decreased $8.8 million, or 3.6%, when compared to year-end 2013, while savings accounts, inclusive of money market deposits, increased 1.2%. Conversely, higher cost time deposits decreased 0.6% over this same period.

Asset Quality

The Company's non-performing assets at March 31, 2014 increased to $9.3 million as compared to $8.8 at December 31, 2013 but decreased when compared to the $11.3 million at March 31, 2013. Non-accrual loans increased to $6.9 million at March 31, 2014 as compared to $6.0 million at December 31, 2013 but decreased from the $9.9 million at March 31, 2013. The increase of $931,000 in non-accrual loans during the first quarter was primarily due to the addition of four credits totaling $2.6 million, the largest being a $1.8 million well-secured commercial real estate loan. This increase was partially offset by $292,000 in payoffs and paydowns as well as $649,000 in write-downs that were previously fully reserved. Additionally, one credit totaling $762,000 was placed back into active status. OREO and repossessed assets decreased $408,000 to $2.4 million as of March 31, 2014 compared to $2.8 million at December 31, 2013, but increased $973,000 from the $1.4 million at March 31, 2013. The decrease during the first quarter of 2014 was primarily due to the sale of the collateral securing two previous loan credits totaling $614,000, in which the Company recorded a net gain of $155,000. This decrease was partially offset by a $206,000 advance for capital improvements made on an existing OREO property.

Troubled Debt Restructured loan balances amounted to $26.1 million at March 31, 2014, of which all but two loans were performing. This compared to $25.4 million at December 31, 2013 and $16.6 million at March 31, 2013. The increase of $745,000 during the first quarter is primarily due to the addition of three loans, consisting primarily of commercial real estate, all of which are well-collateralized and performing according to their modified terms.

As of March 31, 2014, the Company's allowance for loan losses was $7.6 million as compared to $7.9 million as of December 31, 2013. Loss allowance as a percentage of total loans was 1.28% at March 31, 2014 as compared to 1.31% at December 31, 2013 and 1.42% at March 31, 2013.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 14 branches throughout Monmouth and Union Counties and 4 Loan Production Offices throughout Monmouth, Middlesex and Union Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
Selected Period End Balances:	March 31, 2014	December 31, 2013	March 31, 2013
Total Assets	$ 764,917	$ 769,707	$ 735,643
Investment Securities and Restricted Stock	75,734	77,041	72,854
Total Loans	592,302	602,816	578,916
Allowance for Loan Losses	(7,567)	(7,872)	(8,195)
Goodwill and Other Intangible Assets	18,224	18,252	18,339
Total Deposits	627,859	633,449	603,741
Repurchase Agreements	18,780	18,440	20,564
Long-term Debt	17,500	17,500	13,500
Shareholders' Equity	96,013	95,427	93,046

Asset Quality Data:	March 31, 2014	December 31, 2013	March 31, 2013
Nonaccrual loans	$ 6,940	$ 6,009	$ 9,875
Loans past due over 90 days and still accruing	--	--	--
OREO and Repossessed Assets	2,363	2,771	1,390
Total Non-Performing Assets	9,303	8,780	11,265

Troubled Debt Restructured Loans:
Performing	22,256	23,021	13,867
Non-Performing	3,865	2,355	2,753

Non-Performing Loans to Total Loans	1.17%	1.00%	1.71%
Allowance as a % of Loans	1.28%	1.31%	1.42%
Non-Performing Assets to Total Assets	1.22%	1.14%	1.53%

	March 31, 2014			December 31, 2013
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Two River Bancorp	10.58%	11.88%	13.03%	10.40%	11.99%	13.21%
Two River Community Bank	10.55%	11.84%	12.99%	10.35%	11.94%	13.15%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended
Selected Consolidated Earnings Data:	March 31, 2014	December 31, 2013	March 31, 2013
Total Interest Income	$ 7,480	$ 7,667	$ 7,528
Total Interest Expense	871	909	1,030
Net Interest Income	6,609	6,758	6,498
Provision for Loan Losses	283	200	180
Net Interest Income after Provision for Loan Losses	6,326	6,558	6,318

Other Non-Interest Income	771	636	821

Other Non-Interest Expenses	4,792	4,974	5,304

Income before Income Taxes	2,305	2,220	1,835
Income Tax Expense	855	806	675
Net Income	1,450	1,414	1,160

Preferred Stock Dividend	30	30	105

Income available to common shareholders	$ 1,420	$ 1,384	$ 1,055

Per Common Share Data:
Basic Earnings	$ 0.18	$ 0.17	$ 0.13
Diluted Earnings	$ 0.17	$ 0.17	$ 0.13
Book Value	$ 10.59	$ 10.38	$ 10.09
Tangible Book Value (1)	$ 8.29	$ 8.11	$ 7.81
Average Common Shares Outstanding (in thousands):
Basic	7,974	8,026	7,993
Diluted	8,154	8,190	8,175

Other Selected Ratios:
Return on Average Assets	0.78%	0.73%	0.64%
Return on Average Tangible Assets (1)	0.79%	0.75%	0.66%
Return on Average Equity	6.13%	5.89%	5.08%
Return on Average Tangible Equity (1)	7.57%	7.29%	6.33%
Net Interest Margin	3.83%	3.79%	3.88%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures
The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	As of and for the Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013

Total shareholders' equity	$ 96,013	$ 95,427	$ 93,046
Less: preferred stock	(12,000)	(12,000)	(12,000)

Common Shareholders' equity	$ 84,013	$ 83,427	$ 81,046

Common shares outstanding	7,935	8,038	8,032

Book value per common share	$ 10.59	$ 10.38	$ 10.09

Book value per common share	$ 10.59	$ 10.38	$ 10.09
Effect of intangible assets	(2.30)	(2.27)	(2.28)
Tangible book value per common share	$ 8.29	$ 8.11	$ 7.81

Return on average assets	0.78%	0.73%	0.64%
Effect of intangible assets	0.01%	0.02%	0.02%
Return on average tangible assets	0.79%	0.75%	0.66%

Return on average equity	6.13%	5.89%	5.08%
Effect of average intangible assets	1.44%	1.40%	1.25%
Return on average tangible equity	7.57%	7.29%	6.33%
CONTACT: William D. Moss, President & CEO
         Two River Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Two River Bancorp
         732-216-0167 rabrahamian@tworiverbank.com